# PAYTOGO COOPERATION AGREEMENT

**THIS PAYTOGO COOPERATION AGREEMENT** ("Agreement") is entered into this 24th day of March 2020, and retroactively effective October 1, 2019, by and between All Things Mobile Analytic, Inc. (f/k/a Toron Inc.) (ATMA), a Nevada corporation, World International Services ("WIS"), a New York LLC corporation, and Vox On Line Servicios De Comunicadoes Ltda (VOX) (d/b/a PayToGO), a corporation formed under the laws of the country of Brazil, and pursuant to the development of a software application entitled PayToGo ("PayToGo") and associated services.

Whereas, WIS has agreed to pay expenses, on behalf of ATMA, incurred by VOX, for its development of the application of PayToGo that will allow for electronic payment transactions, purchase of gift cards, GSM Top Ups, and sending payment processing. The PayToGo platform is centered around a proprietary Wallet Application ("Wallet") and will assist consumers and businesses to process payment transactions and manage their payments efficiently.

Whereas, WIS, VOX, and ATMA agree to enter into this Agreement based on the following terms and conditions:

**Section 1. Initiatives; Roles & Responsibilities. WIS agrees to pay all expenses incurred by VOX in the development of the application PayToGo.**

VOX, through the application PayToGo, and ATMA will collaborate to actively promote and market each other's businesses and the shared opportunities presented by this collaborative undertaking, via websites, advertisements, gift card promotions, and other means as applicable.

**PHASED APPROACH**

This Agreement envisions a phased approach commencing with the delivery of the mobile - services-e-wallet solution ("ATMA – PayToGo") which will be limited to support the purchase of top ups and pay-bills services from ATMA – PayToGo (co-branded), leveraging accounts-making payments for all sort of products and services on line - e-Money and PayToGo's existing middleware platform.

Costs for these activities will be paid by WIS up to and until ATMA has enough revenue for the expenses to be shared based on provisions and formulae to be mutually agreed upon and governed by a separate associated Commercial Agreement, which will detail the revenue sharing between VOX and ATMA.

**Section 2. Compensation.** As Compensation to WIS, for paying up to $50,000 of the expenses of the development of the PayToGo application, ATMA shall deliver to Massimo Travagli, founder and managing director of WIS, 1,500,000 of its Series A Preferred Shares.

**Section 3. Expenses.** Once the application of PayToGo is fully developed, and sufficient revenue is generated by ATMA, ATMA and VOX will be responsible for their respective expenses related to the operations of their respective business entities (office, personnel, travel, etc.). In the event that either ATMA or VOX provides capital to fund the mutual business of ATMA and VOX an

initiative that is mutually agreed upon in advance by both parties, then the amount of the incurred expense shall be reimbursed to the contributing party out of gross profits.

**Section 4. Payment of Fees and Expenses.** Once the PayToGo application is fully developed and fully functioning, payment of development and licensing fees shall be defined in each subsequent addendum that is related to the specific initiative opportunity.

**Section 5. Ownership of Work.** ATMA shall retain ownership to the existing products and services related to its business; provided, however, that VOX shall retain exclusive, full ownership of all proprietary processes, technology development, analysis tools, graphical images and drawings, lead generation and demand generation development tools and web assets, and any other items that are part of PaytoGo's work that have been developed for the business and its related initiatives. It is anticipated that at a date as of yet to be determined, ATMA will acquire the business of VOX and the application PayToGo, at which time, all products, developments, patents, and ideas shall become property of ATMA.

**Section 6. Confidentiality.** Each party to this Agreement shall maintain as strictly confidential and not disclose to any third party any financial or other proprietary information (the "CONFIDENTIAL INFORMATION") provided that party by the other party to this Agreement.

The non-disclosing party shall be excepted from the obligations of this section with respect to any portion of CONFIDENTIAL INFORMATION to the extent that portion of CONFIDENTIAL INFORMATION:

(a) is within the knowledge of the non-disclosing party prior to the Start Date of this Agreement;

(b) or is within the public domain or enters the public domain through no fault of the non-disclosing party;

(c) or is rightfully disclosed to the non-disclosing party by a third party without obligation of confidentiality, but only to the extent rightfully permitted by the third party.

The obligations of the non-disclosing party under this section with regard to any portion of CONFIDENTIAL INFORMATION shall continue for a term of twelve (12) months from the Start Date of this Agreement, or until one of the exceptions identified above applies to that portion of CONFIDENTIAL INFORMATION.

**Section 7. Term; Termination of Cooperation Agreement.**

(a) The Cooperation Agreement and all rights and obligations of the parties hereto shall commence upon ATMA's receipt of a signed copy of the Agreement, of which has a start date of January 1, 2020. The Term of the Engagement shall be one (1) year with automatic one (1) year renewals ("ENGAGEMENT TERM").

(b) Either ATMA or VOX may terminate this engagement at any time, with or without cause, upon a ninety (90) day advance written notice; provided, however, that notwithstanding any such

termination, ATMA and VOX shall continue to share compensation as outlined in the subsequent Addendums for each co-branded product that has launched for the Initiative Initial Term, and if the initiative has been renewed, then for the Initiative Renewal Term.

In addition to the foregoing, the provisions in this Agreement related to indemnification shall survive termination of this Agreement.

**Section 8. Successors and Assigns.** The benefits of this Agreement shall inure to the respective successors and permitted assigns of the parties hereto and of the indemnified parties hereunder and their successors and permitted assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and permitted assigns.

**Section 9. Indemnity.** The indemnification provisions attached hereto as Exhibit A are incorporated herein and made a part hereof.

**Section 10. Arbitration.** Unless the Parties mutually agree otherwise in writing, all claims, disputes or other matters in question between the Parties to this Agreement, arising out of or relating to this Agreement or the breach thereof, shall be subject to and decided by arbitration, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and binding on each party, and judgment upon the arbitration award may be entered in any court having jurisdiction over the matter. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the conflicts of laws rules thereof, and any arbitration shall be brought in Las Vegas, Nevada using Nevada laws.

**Section 11. Force Majeure.** Any failure or delay by either the ATMA or VOX in the performance of its obligations under this Agreement is not a default or breach of the Agreement or a ground for termination under this Agreement to the extent the failure or delay is due to elements of nature or acts of God, acts of war, terrorism, riots, revolutions, legal actions, strikes or other factors beyond the reasonable control of a party (each, a "Force Majeure Event"). The party failing or delaying due to a Force Majeure Event agrees to give notice to the other party which describes the Force Majeure Event and includes a good faith estimate as to the impact of the Force Majeure Event upon its responsibilities under this Agreement, including, but not limited to, any scheduling changes. If the Force Majeure Event causes all or a portion of the services to be delayed, or otherwise causes a failure to comply with this Agreement, and continues to occur for more than thirty (30) days after notice of the Force Majeure Event the Term shall be extended for the specific time delay.

**Section 12. Miscellaneous.**

(a) ATMA expressly acknowledges that all opinions and advice (written or oral) given by ATMA to VOX in connection with the development of PayToGo and work related to the business are intended solely for the benefit and use of ATMA.

(b) ATMA shall be under no obligation to enter into or execute any transaction, partnership or other agreement or arrangement with any party as a result of this Agreement and the entry into any transaction; partnership or other agreement or arrangement shall be in the sole discretion of ATMA.

(c) ATMA acknowledges that VOX's development of PayToGo does not represent and guarantee any success for the business.

(d) ATMA and VOX acknowledge and agree that their respective rights and obligations are contractual in nature. In the event of any business transaction or engagement, each party disclaims an intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by the Agreement, and each party agrees that there is no fiduciary relationship between them.

(e) ATMA represents and warrants to VOX, and to WIS, that WIS's and VOX's cooperation hereunder has been duly authorized and approved by all corporate action by ATMA and this Agreement has been duly executed and delivered by ATMA and constitutes a legal, valid and binding obligation of ATMA.

VOX and WIS represent and warrant to ATMA that VOX's and WIS's cooperation hereunder has been duly authorized and approved by all necessary corporate action by VOX and by WIS and this Agreement has been duly executed and delivered by WIS and VOX, constituting a legal, valid and binding obligation of WIS and VOX.

(f) The application PaytoGo shall have the right to include ATMA and the business's name, logo and any non-confidential information relating to the cooperation between ATMA and the use of PayToGo in VOX's website and marketing materials; ATMA shall have the right to include the application PayToGo and VOX's business's name, logo and any non-confidential information relating to the cooperation in ATMA's website and marketing materials;

(g) ATMA acknowledges that it is not relying on the advice of VOX and WIS for tax, legal or accounting matters it is seeking, and will rely on the advice of its own professionals and advisors for such matters.

(h) VOX and WIS acknowledge that it is not relying on the advice of ATMA for tax, legal or accounting matters it is seeking, and will rely on the advice of its own professionals and advisors for such matters.

(i) This Agreement may be executed in one or more counterparts, which together shall constitute the same agreement.

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This Agreement and the exhibit attached hereto shall constitute the full scope of the relationship between ATMA, VOX and WIS. Please sign this Agreement where indicated below, whereupon it will constitute our mutually binding agreement with respect to the matters contained herein.

Agreed to and accepted as on the effective date of October 1, 2019:

**ALL THINGS MOBILE ANALYTIC, INC.**

By: ______________________________
Massimo Meneghello, President

**WORLD INTERNATIONAL SERVICES, LLC**

By: ______________________________
Massimo Travagli, Managing Director

**VOX ON LINE SERVICIOS DE COMUNICADOES LTDA**

By: ______________________________
Janderson Alves Machado , Director

## EXHIBIT A – INDEMNIFICATION PROVISION

All Thing Mobile Analytic, Inc. (f/k/a Toron Inc.) ("ATMA") agrees to indemnify and hold harmless World International Services, Inc. (WIS) and Vox On Line Servicios De Comunicadoes Ltda (VOX) and their affiliated entities, partners, employees, consultants, legal counsel, agents, members, managers, representatives, and agents (collectively the "Indemnified Parties") from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all reasonable legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the reasonable costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any of the Indemnified Parties is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, the Indemnified Parties' performance or nonperformance of its obligations under the letter agreement between ATMA, VOX and WIS to which these provisions are attached and form a part (the "Agreement"); provided, however, that ATMA shall not be obligated to indemnify, defend or hold harmless Indemnified Parties for losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements suffered by or paid by Indemnified Parties as a result of acts or omissions of Indemnified Parties which have been made or not made in bad faith or which constitute willful misconduct.

These indemnification provisions shall be in addition to any liability, which ATMA may otherwise have to Indemnified Parties. In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then ATMA, on the one hand, and the applicable Indemnified Parties, on the other hand, shall contribute to the losses involved in such proportion as is appropriate to reflect (i) the relative benefits received by ATMA, on the one hand, and the applicable Indemnified Parties, on the other hand, (ii) the relative fault of ATMA, on the one hand, and the applicable Indemnified Parties, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, and (iii) relevant equitable considerations. Neither termination nor completion of the terms under this Agreement, shall affect these indemnification provisions which shall then remain operative and in full force and effect.

The foregoing provisions are in addition to any rights the parties may have at common law or otherwise and shall be binding on and inure to the benefit of any successor, assigns, and personal representatives of the indemnifying party and each indemnified party. The provisions of this Exhibit shall remain in full force and effect notwithstanding (i) any investigation made by or on behalf of WIS and VOX or (ii) the completion or termination of this Agreement.